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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 14 to the Registration Statement on Form N-4 (No. 333-65233) of our report dated February 27, 2009, relating to the consolidated financial statements of Union Security Insurance Company, which are included in the Post-Effective Amendment No. 13 to the Registration Statement on Form N-4 filed on April 28, 2009. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Post-Effective Amendment No. 13 to the Registration Statement on Form N-4 filed on April 28, 2009 which is incorporated by reference to this Post-Effective Amendment No. 14 to the Registration Statement.

PRICEWATERHOUSECOOPERS LLP
New York, New York
November 16, 2009